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                                                                    EXHIBIT 99.1


SEMTECH CORPORATION COMPLETES PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Newbury Park, California - February 14, 2000 - Semtech Corporation (NASDAQ:
SMTC) today announced that it has completed the private offering of $350 million aggregate principal amount (excluding any proceeds from an over-allotment option) of its 4 1/2% Convertible Subordinated Notes Due 2007.

The notes are convertible into the company's common stock at a conversion price of $84.46 per share.

The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital, expansion of sales, marketing and customer service capabilities, and product development. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, services or products; however, it currently has no commitments or agreements with respect to any acquisition or investment.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.